Annual Meeting Results (Unaudited)

      The Fund held its 2005 annual meeting of shareholders on December 9, 2005, to elect directors of the Fund.

      The results of voting were as follows (by number of shares):

For nominees to the Board of Directors:

William J. Morgan(1)
     In favor:                                                             2,510
     Withheld:                                                                 2

George D. Woodard(1)
     In favor:                                                             2,510
     Withheld:                                                                 2

John F. Williamson(2)
     In favor:                                                        11,860,404
     Withheld:                                                           186,820

Daniel A. Grant(2)
     In favor:                                                        11,873,053
     Withheld:                                                           174,171

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(1)   Elected by holders of the Fund's Auction Rate Preferred Stock voting separately as a class.

(2) Elected by holders of the Fund's Auction Rate Preferred Stock and Common Stock voting together as a single class.